EXHIBIT 10.2
FIRST AMENDMENT
TO THE
CAPITAL BANK & TRUST COMPANY
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT
DATED JULY 10, 2006
FOR
R. RICK HART
THIS FIRST AMENDMENT is adopted this 20th day of December, 2006, effective as of July 10, 2006, except as otherwise provided herein, by and among CAPITAL BANK & TRUST COMPANY, a state-chartered bank located in Nashville, Tennessee (the “Bank”) and R. Rick Hart (the “Executive”).
The Bank and Executive executed the Capital Bank & Trust Company Supplemental Executive Retirement Plan Agreement effective as of July 10, 2006 (the “Agreement”).
The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:
Section 1.1.1 of the Agreement shall be deleted in its entirety and replaced by the following:
1.1.1	“Change in Control” means any of the following:
(a)	any person (as such term is used in Sections 13d and 14d-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Corporation, a subsidiary of the Corporation, and employee benefit plan (or related trust) maintained by the Corporation or a direct or indirect subsidiary of the Corporation or affiliates of the Corporation (as defined in Rule 12b-2 under the Exchange Act), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation or the Bank representing more than thirty-five percent (35%) of the combined voting power of the Corporation’s or Bank’s then outstanding securities (other than a person owing ten percent (10%) or more of the total voting power of stock on the date hereof);

(b)	during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Corporation or the Bank, cease for any reason to constitute a majority thereof, unless the election of each new director was approved in advance by a vote of at least a majority of the directors then still in office who were directors at the beginning of the period;

(c)	consummation of a merger, consolidation or other business combination of the Corporation or the Bank with any other Person or affiliate thereof, other than a merger, consolidation or business combination which would result in the outstanding common stock of the Corporation or the Bank immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity, or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of the Corporation or the Bank, or such entity or parent or affiliate thereof outstanding immediately after such merger, consolidation or business combination; or

(d)	consummation of a plan of complete liquidation of the Corporation or the Bank or an agreement for the sale or disposition by the Corporation or the Bank of all or substantially all of the Corporation’s or the Bank’s assets.
          The following Section 1.1.9a shall be added to the Agreement immediately following Section 1.1.9:
1.1.9a	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Bank (including any affiliate of the Bank that together with the Bank is considered a single employer under Code Section 414(b)) if any stock of the Bank is publicly traded on an established securities market or otherwise.
          Section 1.1.10 of the Agreement shall be deleted in its entirety and replaced by the following:
1.1.10	“Termination of Employment” means the separation from service with the Bank and its affiliates as contemplated under Code Section 409A(a)(2)(A)(i) for reasons other than death. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Bank and the Executive intended for the Executive to provide significant services for the Bank following such termination. A change in the Executive’s employment status will not be considered a Termination of Employment if:
(c)	the Executive continues to provide services as an employee of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three (3) full calendar years of employment (or, if employed less than three (3) years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or, if less, such lesser period), or

(d)	the Executive continues to provide services to the Bank in a capacity other than as an employee of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three (3)

full calendar years of employment (or if employed less than three (3) years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three (3) full calendar years of employment (or if less, such lesser period).
          Section 2.1.3 of the Agreement shall be deleted in its entirety, effective November 1, 2006, and replaced with the following:
2.1.3	Benefit Increases. Commencing on the first anniversary of the first benefit payment and continuing on each subsequent anniversary of that date, this annual benefit shall increase by three percent (3%) from the immediately preceding anniversary date.
          Sections 2.2.3 and 2.3.3 of the Agreement shall be deleted in their entirety.
          The following Sections 2.5, 2.6 and 2.7 shall be added to the Agreement immediately following Section 2.4.2:
2.5	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Termination of Employment under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Termination of Employment may not commence earlier than six (6) months after the date of such Termination of Employment. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution which would otherwise be paid to the Executive within the first six (6) months following the Termination of Employment shall be accumulated and paid to the Executive in a lump sum as soon as practicable following the six-month anniversary of the Termination of Employment. All subsequent distributions shall be paid in the manner specified.
2.6	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any amount into the Executive’s income as a result of the failure of this non-qualified deferred compensation plan to comply with the requirements of Section 409A of the Code, to the extent such tax liability can be covered by the amount the Bank has accrued with respect to the Bank’s obligations hereunder, a distribution shall be made as soon as is administratively practicable following the discovery of the plan failure.
2.7	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:
(d) may not accelerate the time or schedule of any distribution, except as provided in Section 409A of the Code and the regulations thereunder;
(e) must, for benefits distributable under Sections 2.1, 2.2, 2.3 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
(f) must take effect not less than twelve (12) months after the election is made.

          Article 6 of the Agreement shall be deleted in its entirety and replaced by the following:
Article 6
Claims and Review Procedures
6.2 Claims Procedure: As used in this Article, “Plan Administrator” shall mean the Bank the Bank until its resignation or removal by the Board of Directors of the Bank.
6.2.1	Notice of Denial. If a claimant is denied a claim for benefits under the Agreement, the Plan Administrator shall provide to the claimant written notice of the denial within ninety (90) days (forty-five (45) days with respect to a denial of any claim for benefits due to the Executive’s Disability) after the Plan Administrator receives the claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 90-day period. In no event shall the extension exceed a period of ninety (90) days (thirty (30) days with respect to a claim for benefits due to the Executive’s Disability) from the end of such initial period. With respect to a claim for benefits due to the Executive’s Disability, an additional extension of up to thirty (30) days beyond the initial 30-day extension period may be required for processing the claim. In such event, written notice of the extension shall be furnished to the claimant within the initial 30-day extension period. Any extension notice shall indicate the special circumstances requiring the extension of time, the date by which the Plan Administrator expects to render the final decision, the standards on which entitlement to benefits are based, the unresolved issues that prevent a decision on the claim and the additional information needed to resolve those issues.

6.2.2	Contents of Notice of Denial. If a claimant is denied a claim for benefits under the Agreement, the Plan Administrator shall provide to such claimant written notice of the denial which shall set forth:
(a)	the specific reasons for the denial;

(b)	specific references to the pertinent provisions of the Agreement on which the denial is based;

(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(d)	an explanation of the Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review;

(e)	in the case of a claim for benefits due to the Executive’s Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request; and
(f)	in the case of a claim for benefits due to the Executive’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Agreement to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request.
6.2.3	Right to Review. After receiving written notice of the denial of a claim, a claimant or his representative shall be entitled to:
(a)	request a full and fair review of the denial of the claim by written application to the Plan Administrator (or Appeals Fiduciary in the case of a claim for benefits payable due to the Executive’s Disability);

(b)	request, free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim;

(c)	submit written comments, documents, records, and other information relating to the denied claim to the Plan Administrator or Appeals Fiduciary, as applicable; and

(d)	a review that takes into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
For purposes of this Article 6, the term “Appeals Fiduciary” means an individual or group of individuals appointed to review appeals of claims for benefits payable due to the Executive’s Disability.

6.2.4	Application for Review.
(a)	If a claimant wishes a review of the decision denying his claim to benefits under the Agreement, other than a claim described in clause (b) of this Section 6.1.4, he must submit the written application to the Plan Administrator within sixty (60) days after receiving written notice of the denial.

(b)	If the claimant wishes a review of the decision denying his claim to benefits under the Agreement due to the Executive’s Disability, he must submit the written application to the Appeals Fiduciary within one hundred eighty (180) days after receiving written notice of the denial. With respect to any such claim, in deciding an appeal of any denial based in whole or in part on a medical judgment (including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate), the Appeals Fiduciary shall:
(i)	consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment; and

(ii)	identify the medical and vocational experts whose advice was obtained on behalf of the Agreement in connection with the denial without regard to whether the advice was relied upon in making the determination to deny the claim.
Notwithstanding the foregoing, the health care professional consulted pursuant to this clause (b) shall be an individual who was not consulted with respect to the initial denial of the claim that is the subject of the appeal or a subordinate of such individual.

6.2.5	Hearing. Upon receiving such written application for review, the Plan Administrator or Appeals Fiduciary, as applicable, may schedule a hearing for purposes of reviewing the claimant’s claim, which hearing shall take place not more than thirty (30) days from the date on which the Plan Administrator or Appeals Fiduciary received such written application for review.

6.2.6	Notice of Hearing. At least ten (10) days prior to the scheduled hearing, the claimant and his representative designated in writing by him, if any, shall receive written notice of the date, time, and place of such scheduled hearing. The claimant or his representative, if any, may request that the hearing be rescheduled, for his convenience, on another reasonable date or at another reasonable time or place.

6.2.7	Counsel. All claimants requesting a review of the decision denying their claim for benefits may employ counsel for purposes of the hearing.

6.2.8	Decision on Review. No later than sixty (60) days (forty-five (45) days with respect to a claim for benefits due to the Executive’s Disability) following the receipt of the written application for review, the Plan Administrator or the Appeals Fiduciary, as applicable, shall submit its decision on the review in writing to the claimant involved and to his representative, if any, unless the Plan Administrator or Appeals Fiduciary determines that special circumstances (such as the need to hold a hearing) require an extension of time, to a day no later than one hundred twenty (120) days (ninety (90) days with respect to a claim for benefits due to the Executive’s Disability) after the date of receipt of the written application for review. If the Plan Administrator or Appeals Fiduciary determines that the extension of time is required, the Plan Administrator or Appeals Fiduciary shall furnish to the claimant written notice of the extension before the expiration of the initial sixty (60) day (forty-five (45) days with respect to a claim for benefits due to the Executive’s Disability) period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator or Appeals Fiduciary expects to render its decision on review. In the case of a decision adverse to the claimant, the Plan Administrator or Appeals Fiduciary shall provide to the claimant written notice of the denial which shall include:
(a)	the specific reasons for the decision;

(b)	specific references to the pertinent provisions of the Agreement on which the decision is based;

(c)	a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits;

(d)	an explanation of the Agreement’s claim review procedures, and the time limits applicable to such procedures, including a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following the denial of the claim upon review;

(e)	in the case of a claim for benefits due to the Executive’s Disability, if an internal rule, guideline, protocol or other similar criterion is relied upon in making the adverse determination, either the specific rule, guideline, protocol or other similar criterion; or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the decision and that a copy of such rule, guideline, protocol or other similar criterion will be provided free of charge upon request;

(f)	in the case of a claim for benefits due to the Executive’s Disability, if a denial of the claim is based on a medical necessity or experimental treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the denial, an explanation applying the terms of the Agreement to the claimant’s medical circumstances or a statement that such explanation will be provided free of charge upon request; and

(g)	in the case of a claim for benefits due to the Executive’s Disability, a statement regarding the availability of other voluntary alternative dispute resolution options.
          Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7
Amendments and Termination
7.1	Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

No amendment shall provide for or otherwise permit any acceleration of the time or schedule of any payment under the Agreement in a manner that would be prohibited under Code Section 409A(a)(3).
7.2	Plan Termination Generally. The Bank and Executive may terminate this Agreement at any time. The benefit payable hereunder shall be the amount the Bank has accrued with respect to the Bank’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.
7.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, this Agreement terminates in the following circumstances:
(a)	Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Bank’s termination of this and all other non-account balance plans (as referenced in Section 409A of the Code or the regulations thereunder), provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new non-account balance plans for a minimum of five (5) years following the date of such termination;
the Bank may distribute the amount the Bank has accrued with respect to the Bank’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

          Section 8.12 shall be deleted in its entirety and replaced by the following:
8.12	Tax Withholding and Reporting. The Bank shall withhold any taxes that, in its reasonable judgment, are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder and employment (e.g. FICA) taxes due to be paid by the Bank pursuant to Code Section 3121(v) (i.e., FICA taxes on the present value of payments hereunder which are no longer subject to vesting). The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank shall satisfy all applicable reporting requirements including those under Section 409A of the Code and regulations thereunder. Executive agrees that appropriate amounts for withholding may be deducted from the cash salary, bonus or other payments due to the Executive by the Bank to satisfy the employee-portion of such obligations. If insufficient cash wages are available or if the Executive so desires, Executive shall remit payment in cash for the withholding amounts.
          The following Section 8.18 shall be added to the Agreement immediately following Section 8.17:
8.18	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the effective date of this Agreement.
          IN WITNESS OF THE ABOVE, the Bank and the Executive hereby consent to this First Amendment.

EXECUTIVE:	BANK:
CAPITAL BANK & TRUST COMPANY

/s/ R, Rick Hart	By	/s/ Albert J. Dale, III

R. Rick Hart	Title	Chairman Compensation Committee